News Release
January 17, 2023
SSR MINING APPOINTS NEW BOARD DIRECTOR

DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") is pleased to announce the appointment of Ms. Karen Swager to its Board of Directors (the “Board”).
Ms. Swager brings over 28 years of experience in the mining industry to the Board. Currently, Ms. Swager serves as Senior Vice President, Supply Chain for the Mosaic Company. In this role, Ms. Swager is responsible for the movement of raw materials and finished production, strategic sourcing activities, as well as leading the Environment, Health and Safety organization. Previously, Ms. Swager held various leadership positions at Mosaic, including Senior Vice President, Potash, Vice President, Phosphates, as well as management roles at multiple operations within the Mosaic portfolio. Ms. Swager is a licensed professional engineer in Florida and holds a Bachelor of Science degree in metallurgical engineering and a Master of Science in metallurgical engineering from Michigan Technological University, where she is a member of the Department of Chemical Engineering’s Distinguished Academy. In addition, Ms. Swager holds an MBA from Northwestern University Kellogg School of Management.
Michael Anglin, Chairman of the Board of SSR Mining, stated, “We are pleased to welcome Karen Swager to our Board of Directors. Karen brings nearly three decades of mining experience to SSR Mining, and her expertise in operations, supply chain management and Environment, Health and Safety will provide valuable perspective and guidance for the Company going forward.”
About SSR Mining
SSR Mining Inc. is a leading, free cash flow focused gold company with four producing assets located in the USA, Türkiye, Canada, and Argentina, combined with a global pipeline of high-quality development and exploration assets. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.
SSR Mining Contacts:
F. Edward Farid, Executive Vice President, Chief Corporate Development Officer
Alex Hunchak, Director, Corporate Development and Investor Relations

SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

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